EXHIBIT (a)(5)(G)

Transcript of Interview between Philip Fayer and PYMNTS, dated February 1, 2023

Karen Webster: Hey, Phil. Happy New Year. I think we can still officially say Happy New Year. We’re still in January. Great to see you. Thanks for making the time.

Philip Fayer: Thanks for having me.

Karen Webster: So the topic of conversation as always in payments, but specifically the acquisition that you announced of Paya and $1.3 billion acquisition, all cash deal. I know it’s yet to be closed, so there’s only so much we can talk about. But I want to start the conversation with something you said back in Q3 as part of your earnings conversation in the early part of November. You said to investors, hang on, the best is yet to come. Was this part of the plan of the best is yet to come?

Philip Fayer: No. I mean, I think looking back, you can certainly assume so. But we have so much scale and opportunity to continue growing and adding use cases to our technology stack. So if you think about Nuvei, what’s so interesting is we operate in Europe, we operate North America, we have a small and growing business in LATAM. We have really big aspirations across our APAC business as well. So we still firmly believe even at our size today that we’re on the ground floor. So there’s a lot yet to do. We have been super disciplined in our capital allocations. Certainly Paya is additive for new use cases to us. And we’re very excited about what we can now drive, not just in global e-commerce, but also integrated payments and B2B payments as additional use cases to our technology.

Karen Webster: So B2B use cases, I mean, that is really what the Paya platform provides, which offers a lot of potential. We’ll talk about that in a minute. But it also serves as an interesting hedge or foil to the consumer business, the retail business, which going into 2023, there was a little bit of uncertainty in terms of how strong the consumer is and how much they will continue to spend. Did that really drive a lot of consideration in terms of Paya as an acquisition target?

Philip Fayer: It was certainly one of the strategic rationales. But for us, we started as experts in gaming. We’ve built the business out from our acquisition of SafeCharge four years ago. And we’re adding new use cases. The use cases obviously have to have a global footprint, have the opportunity for us to scale and for us to use more of our global capabilities beyond just acquiring. And that’s what attracted us more to Paya of adding more use cases to our technology stack. But certainly, non-cyclical verticals as we’re adding to them are a good balance in terms of our business that has a higher exposure to potential consumer discretionary changes, although we have not seen it last year. But this is just the beginning of adding more and more use cases. So we will continue adding verticals as we see fit at scale in the future.

Karen Webster: So one of the things that you also said as part of your Q3 earnings call was that you take pride in developing a product portfolio focused on solving real world problems, which is a theme that I really tried to reprise in my 2023 predictions for the year, really focusing on the things that represent frictions today in the payments flow and creating products that remove that friction for consumers or for businesses. You talk about bringing new use cases into the flow. What are some of those use cases that solve real world problems today?

Philip Fayer: I find it fascinating, because there’s been so much capital in FinTech building solutions that don’t actually solve real world problems. And it’s been fascinating to watch just as a front row seat. So we really pride ourselves at building out products with customer feedback. And what’s fascinating about Nuvei is that customer feedback changes by not only industry, but also by region. So what you need in Europe from use cases, is different than what you need in North America, is different what you need in LATAM, and certainly different from what we’re seeing in APAC, and as well as what we’re thinking about for MENA. So use cases are customer driven, for sure, are market driven, and ultimately is how do we bring all of that together? Because we have customers that operate in all corners of the world, and so their own requirements of what they need in each of these regions are different.

So how do we simplify that technical stack, provide all local payment acceptance on the way in to accept, but also to pay, manage to local regulatory frameworks from risk management and reporting, and as well as potential authentication, and then stabilizing that to a standard process so that they don’t need an operational infrastructure for LATAM, or one for APAC, or for one for Europe, so that these businesses can scale? Ultimately, I think the biggest thing about payments is payments should be a revenue operator. It should be driving revenue. And if you think about most businesses today, you have payroll, and then you have processing costs right underneath that. So it is a big expense for most companies.

And our thesis ultimately is how do you turn that expense to drive greater conversion ratios, greater approval ratios, greater acceptance with the customer? Those are the use cases that we love. And then bringing that back to Paya, from their deep API integrations to their integrations, not just with the B2B, which you mentioned before, but also 300 plus software vendors, we’re really excited about coming from mono line acquiring and ACH to being able to offer these amazing partners, these amazing businesses the rich stack from issuing, to acquiring, to alternative payment methods, to orchestration, to risk management and all the things that Nuvei has built. So it’s very additive to us, and we’re pretty excited about what that roadmap looks like.

Karen Webster: Well, when you think about the combination of Nuvei and Paya and the payments landscape, how do you think this changes the dynamics of the payments’ ecosystem?

Philip Fayer: I mean, I don’t think it changes from our perspective or the ecosystem. The has been looking at software. There’s been that convergence between payment software and to a certain extent banking. But it’s happened at different paces. The U.S. is far more developed in the ISV strategy, but that strategy itself has evolved. If we think back at the Mercury days, and Vantiv and what FIS and Global are seeing today is software companies were happy to drive some form of economics 10, 15 years ago. Today’s software companies want all economics. So what turns to be as initial tailwind, and if you’re not keeping up pace become headwinds. And I think that’s what we’re seeing out there. From a Nuvei’s perspective, we think software companies don’t have borders. A lot of these virtual, today most of them are no longer on-premise installations where they have customers in all corners of the world and they need unified solutions to accept those payments.

So, from Nuvei’s perspective, software is additive. We don’t have a software business today, so we’re not price sensitive. We have a global footprint, so we’re able to enter the wallet share in multiple different means that we’re pretty excited about. And we think what’s happened in the U.S. is starting to happen in the UK. Is very early, very, very early innings in Europe and not necessarily developed in all markets around the world. So we’re excited about what the U.S. has created out of the software ecosystem for payments, and we want to take those building blocks around the world.

Karen Webster: I mean, healthcare is an enormous opportunity to reinvent from a payments’ perspective. It is an area, a sector that Paya obviously has a lot of experience and a lot of base to build from. What are some of the things that as you’ve talked about the product offerings in that space, what are you guys thinking about today and going forward?

Philip Fayer: I mean, all of Paya’s verticals are additive to Nuvei’s use cases, so I think that’s the biggest part. And if you look at the investor rationale deck that we put through, plugging Paya into Nuvei expands Paya’s offerings to software vendors and their end merchants dramatically. And that is same for healthcare. So today we offer ACH, and acquiring via Paya to healthcare when we have Nuvei plugged into that stack, there’s not just full AR, there’s AP opportunities, there’re expanded payment capabilities from open banking payments. So there’s a lot additional features that we can offer into it. We think healthcare in the U.S. is a very unique set of requirements, as you know. It’s far more than just basic payments. And I also think healthcare is multiple sub effectively verticals, if you think about it. So you have practice management, which is where we see most payment companies focusing on, because it gets progressively more complicated to paymentize as you go further down the stack. So we’ll continue focusing on what Paya’s really good in the healthcare space and adding additional use cases with our technology stack.

Karen Webster: What are some of the things that excite you about payments going into 2023? I mean, obviously this is a big acquisition and a big opportunity for Nuvei. But pulling back and just looking across the payments landscape, what drives your interest and where do you see some of the greatest opportunities?

Philip Fayer: Oh, look, I think having a global view is so exciting, Karen. So from our end, we see opportunity in every market. We are subscale in the U.S., so adding Paya is highly differentiated for us. I think if you look at a company profile, just our fundamentals, great revenue generation, high EBITDA, low CapEx, free cash flow, allowing us to follow the industry. And I think that’s what’s the most exciting thing about payments, and I hate to age ourselves, but look how it’s evolved since we started in 2003. Think about these amazing ISOs, these entrepreneurs that wanted to make a change, helping merchants with payments and how they’ve evolved their business. I mean, look at Jared and Shift4 and so many other amazing guys that we’ve had front row seats at building out their businesses. And each of them have evolved to where they’ve seen opportunity and been able to build out these incredible businesses that are helping customers connect with their customers in their own unique way. And I think even at our particular scale today, there’s so much to do. And payments is evolving, which is just fascinating.

Karen Webster: Well, you’re right, I mean, payments is now a revenue driver. It’s not the cost of doing business. It is a revenue driver. And we talk about payments even on the B2B side as creating a better experience for buyers and sellers, which is a term of art that was never really used in the B2B world. I mean, it was in fact really a utility. I’ve made a purchase, I have to pay my supplier. And those dynamics have obviously changed a lot over the last decade or so, but even a lot in the last couple of years as Covid has, I think redefined the dynamics between buyers and suppliers. So thinking about payments as an experience, thinking about payments as something that is a real driver of top line growth, at the same time, you’re obviously trying to optimize how much it costs to deliver the payments experience, I think is also an area of great innovative opportunity.

Philip Fayer: Totally. I mean, B2B, it’s been topical of late, obviously because some of the acquisitions that have come through. We’re excited about B2B, not just the account receivable, Karen, so to collect payment, but there’s an entire payment ecosystem to pay out to drive through that we think we’re just scratching the surface on.

Karen Webster: When you think about though a retailer or a business, you now have the ability to enable a consumer payment to be accepted, obviously then for that business to pay another business. So you have an end-to-end perspective and an end-to-end capability that really allows that business to manage their financial supply chain in new and different ways. I mean, obviously providing new opportunities for you to think about the kinds of capabilities and services that those businesses may need to be more efficient businesses and manage both sides of the customer profile. I mean, I think that’s an exciting opportunity as well for you to explore. I’m sure you’ve thought about that.

Philip Fayer: Totally. And I think it all comes back not just the B2B2C fragment, which is very compelling, but it’s also the fact that a lot of these B2B processes are old, antiquated and they’re having a hard time scaling. So how do you generate the order in the ERP system? How do you drive payment? How do you collect the payment? How do you post it back in VRP? How do you drive workflow from when payment is received for deployment? These are all things that will help them get better and faster, and also reduce their cash flow requirements because they’re getting paid instantly versus mailing an invoice and getting paid later on. And this is where it becomes fascinating that you need far more than just acquiring. So we need all forms of payment to be able to collect that in all pockets of the world, in all currencies that they need to accept, because many of these providers are operating in multi-market. So we are really excited about what B2B gives us as a foundation with Paya to continue developing that vertical for us.

Karen Webster: Well, Phil, thanks so much for your time, for your insights on the acquisition and for your insights on payments as 2023 evolves. We’re just getting started. I think it’s going to be a really interesting year.

Philip Fayer: We hope so. Thank you, Karen.

Additional Information and Where to Find It

This document relates to Nuvei Corporation (“Nuvei”), Pinnacle Merger Sub, Inc. (“Merger Sub”), a subsidiary of Nuvei Corporation (“Nuvei”) and the acquisition of Paya Holdings Inc. (“Paya”). This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Paya Holdings Inc. (“Paya”) nor is it a substitute for the tender offer materials that Merger Sub, Nuvei or the Company have filed or will file with the U.S. Securities and Exchange Commission (the “SEC”). Merger Sub and Nuvei have filed a Tender Offer Statement on Schedule TO with the SEC containing an offer to purchase all of the outstanding shares of common stock of Paya for $9.75 per share, and Paya has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer is being made solely by means of the Offer to Purchase, and the exhibits filed with respect thereto (including the Letter of Transmittal), which contain the full terms and conditions of the tender offer

INVESTORS AND STOCKHOLDERS OF PAYA ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE ON FILE WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. SUCH DOCUMENTS SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, have been sent to all stockholders of Paya at no expense to them. Free copies of these materials and certain other offering documents are available by directing requests for such materials to MacKenzie Partners, Inc., the information agent for the offer. Investors and stockholders of Paya are able to obtain free copies of these materials and other documents containing important information about Paya and the proposed transaction on file with the SEC through the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Information

This document contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is identified by the use of terms and phrases such as “may”, “would”, “should”, “could”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe”, or “continue”, the negative of these terms and similar terminology, including references to assumptions, in each case as they relate to the Company, Paya or the combined business following the proposed transaction, although not all forward-looking information contains these terms and phrases. Particularly, statements relating to the proposed transaction and its expected consummation, the conditions precedent to the closing of the proposed transaction, the committed credit facility, available liquidities/cash on hand, the attractiveness of the proposed transaction from a financial perspective in various financial metrics; expectations regarding anticipated cost savings and synergies; the strength, complementarity and compatibility of the Paya business with Nuvei’s existing business; other anticipated benefits of the proposed transaction; Nuvei’s business outlook, objectives, development, plans, growth strategies and other strategic priorities; Nuvei’s estimated position and strengths in integrated payments, B2B and global eCommerce; the estimated size of addressable markets; and statements relating to Nuvei’s future growth, results of operations, performance, business, prospects and opportunities, the expected synergies to be realized and certain expected financial ratios; expectations regarding revenue synergies, up-selling and cross-selling opportunities and intention to capture an increasing share of addressable markets, and other statements that are not historical facts constitute forward-looking information. The Russia and Ukraine conflict, including potential impacts of sanctions, may also heighten the impact of certain factors described herein.

In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances. Forward-looking information is based on management’s beliefs and assumptions and on information currently available to management, including, among other things, assumptions about the satisfaction of all closing conditions (such as regulatory approval for the proposed transaction and the tender of at least a majority of the outstanding shares of common stock of Paya) and the successful completion of the proposed transaction within the anticipated timeframe; Nuvei’s ability to retain and attract new business, achieve synergies and strengthen its market position arising from successful integration plans relating to the proposed transaction; Nuvei’s ability to otherwise complete the integration of the Paya business within anticipated time periods and at expected cost levels; Nuvei’s ability to attract and retain key employees in connection with the proposed transaction; management’s estimates and expectations in relation to future economic and business conditions and other factors in relation to the proposed transaction and resulting impact on growth in various financial metrics; assumptions regarding foreign exchange rate, competition, political environment and economic performance of each region where Nuvei and Paya operate; the realization of the expected strategic, financial and other benefits of the proposed transaction in the timeframe anticipated; and the absence of significant undisclosed costs or liabilities associated with the proposed transaction.

Although the forward-looking information contained herein is based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking information.

Forward-looking information involves known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking information. These risks and uncertainties include, but are not limited to, Nuvei’s inability to successfully integrate the Paya business upon completion of the proposed transaction; the possible delay or failure to satisfy the conditions to the closing of the proposed transaction; legal proceedings that may be instituted related to the Merger Agreement; the risk that the proposed transaction may not be completed in a timely manner, or at all; the potential failure to obtain the regulatory approvals in a timely manner, or at all; the potential failure to realize anticipated benefits from the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, including as a result of a superior proposal; Nuvei or Paya being adversely impacted during the pendency of the proposed transaction; change of control and other similar provisions and fees, and the risk factors described in greater detail under “Risk Factors” of the Company’s annual information form filed on March 8, 2022 (the “AIF”) and Paya’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. The foregoing list is not exhaustive and other unknown or unpredictable factors could also have a material adverse effect on the performance or results of the Company, Paya or the combined business following completion of the proposed transaction. There is no certainty, nor can the Company provide any assurance, that the conditions to closing of the proposed transaction will be satisfied or, if satisfied, when they will be satisfied. If the proposed transaction is not completed for any reason, there is a risk that the announcement of such transaction and the dedication of substantial resources of the Company and Paya to the completion thereof could have a negative impact on the Company’s and Paya’s operating results and business generally, and could have a material adverse effect on the current and future operations, financial condition and prospects of the Company and Paya. In addition, failure to complete the proposed transaction for any reason could materially negatively impact the market price of the Company’s and Paya’s securities. The Company and Paya have also incurred significant transaction and related costs in connection with the proposed transaction, and additional significant or unanticipated costs may be incurred.

Consequently, all of the forward-looking information contained herein is qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking information contained herein represents our expectations as of the date hereof or as of the date it is otherwise stated to be made, as applicable, and is subject to change after such date. However, the Company and Paya disclaim any intention or obligation or undertaking to update or amend such forward-looking information whether as a result of new information, future events or otherwise, except as may be required by applicable law.

4